Exhibit 99.1

NEWS RELEASE NEWS RELEASE NEWS RELEASE

Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 444-7515	(847) 444-7690

FORTUNE BRANDS ANNOUNCES RESULTS AND PRORATION OF TENDER OFFERS

Deerfield, Illinois, August 26, 2011 — Fortune Brands, Inc. (NYSE:FO) today reported the results and proration of its previously announced tender offers (the “Tender Offers”) for up to an aggregate purchase price of $1.05 billion of its outstanding notes listed in the table below (collectively, the “Notes”). The Tender Offers commenced on July 28, 2011 and expired at 11:59 p.m., New York City time, on August 24, 2011 (such date and time, the “Expiration Date”). The settlement date was August 25, 2011.

The following table provides the results of the Tender Offers as of the Expiration Date for each series of Notes:

Notes	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted for Purchase	Acceptance Priority Level

5.375% Notes due 2016	349631AL5	$950,000,000	$670,014,000	$550,000,000	1	(a)

8.625% Debentures due 2021	49631AD3	$90,986,000	$31,686,000	$31,686,000	2

7.875% Debentures due 2023	349631AE1	$150,000,000	$36,208,000	$36,208,000	3

4.875% Notes due 2013	349631AK7	$300,000,000	$119,521,000	$119,521,000	4

6.375% Notes due 2014	349631AP6	$500,000,000	$256,271,000	$173,586,000	5

(a)	Subject to a limit of $550 million principal amount.

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FORTUNE BRANDS ANNOUNCES RESULTS AND PRORATION OF TENDER OFFERS, PAGE 2

As the maximum aggregate purchase price of Notes that Fortune Brands is purchasing in the Tender Offers will not exceed $1.05 billion, Fortune Brands accepted for purchase Notes based on the priority levels set forth above and in the manner described in Fortune Brands’ Offer to Purchase dated July 28, 2011, as amended as described in Fortune Brands’ press release of August 11, 2011 (as so amended, the “Offer to Purchase”). Approximately 82% of the 5.375% Notes due 2016 validly tendered and not withdrawn pursuant to the Tender Offers were accepted for purchase on a pro rata basis in the manner described in the Offer to Purchase. All of the 8.625% Debentures due 2021, 7.875% Debentures due 2023 and 4.875% Notes due 2013 validly tendered and not validly withdrawn pursuant to the Tender Offers were accepted for purchase by Fortune Brands. Approximately 68% of the 6.375% Notes due 2014 validly tendered and not withdrawn pursuant to the Tender Offers were accepted for purchase on a pro rata basis in the manner described in the Offer to Purchase. Notes not accepted for purchase will be promptly returned to the tendering holder (or, if tendered through the Depositary Trust Company (DTC), will be promptly credited to the relevant account at DTC, in accordance with DTC’s procedures).

Barclays Capital Inc. and J.P. Morgan Securities LLC served as the Lead Dealer Managers for the Tender Offers. D.F. King & Co., Inc. served as the Information Agent and Depositary for the Tender Offers. This press release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The Tender Offers are made only by the Offer to Purchase dated July 28, 2011, and the information in this press release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact Barclays Capital at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or J.P. Morgan at (866) 834-4666 (toll-free) or (212) 834-4811 (collect). Requests for documents should be directed to D.F. King & Co., Inc. at (800) 848-3416 (toll-free) or (212) 269-5550 (collect).

About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company. Its operating companies have premier brands and leading market positions in distilled spirits and home and security. The major spirits brands of Beam Global Spirits & Wine, Inc. include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Cruzan rum, Teacher’s and Laphroaig Scotch, EFFEN vodka, Skinnygirl cocktails and DeKuyper cordials. The brands of Fortune Brands Home & Security LLC include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock security products and Waterloo storage and organization products. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

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FORTUNE BRANDS ANNOUNCES RESULTS AND PRORATION OF TENDER OFFERS, PAGE 3

Forward-Looking Statements

This press release contains statements relating to future events, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. In addition to final Board authorization, the potential separation of Fortune Brands’ companies will also be subject to the receipt of a number of customary regulatory approvals and/or rulings, the execution of intercompany agreements and finalization of other related matters. There can be no assurance that any of the proposed transactions will be completed as anticipated or at all.

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